EXHIBIT 99.2

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FIRST QUARTER 2004 RESULTS

Net Income of $6.5 million, Diluted Earnings Per Share of $.42

Alpharetta, GA, April 29, 2004.

Summary of Results
(Amounts in Millions, Except Per Share Amounts)

	2004	2003
	First Quarter	First Quarter

Net Sales	$159.9	$135.7
Operating Profit	$12.2	$12.6
Net Income	$6.5	$6.9
Earnings Per Share - Diluted	$.42	$.45
Average Shares - Diluted	15.5	15.2

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that first quarter net income was $6.5 million compared with net income of $6.9 million in the first quarter of 2003, a decline of 6 percent.  Diluted earnings per share were $.42 compared with diluted earnings per share of $.45 in the prior-year quarter, a 7 percent decrease.  The financial results for both the current-year and prior-year quarters reflect the use of the First-In, First-Out (FIFO) method of accounting for inventories by the Company’s U.S. business unit, which adopted the FIFO inventory valuation method during the fourth quarter of 2003. The first quarter 2003 financial results were previously restated for the change to FIFO inventory accounting.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that, “Schweitzer- Mauduit’s financial results for the first quarter of 2004 were less than previously anticipated and below the prior-year level as the result of disappointing mill operations.  Market conditions for our businesses were favorable during the quarter, although the benefits of increased sales volumes and higher average selling prices were more than offset by unfavorable mill operations and increases in wood pulp, labor, nonmanufacturing and interest expenses.  Changes in currency exchange rates also had an unfavorable impact on the financial results for the quarter.”

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In February, Schweitzer-Mauduit France S.A.R.L. completed the acquisition of a specialty paper manufacturer located in Indonesia.  Schweitzer-Mauduit’s first quarter 2004 financial results include the February and March results of the Indonesian operation.  The Indonesian financial results are included in the French business segment because the results of the Indonesian operation are not material for segment reporting purposes and since the products of the Indonesian business are primarily sold under a French trademark and are coordinated with sales of the Company’s French operations in southeast Asia.  The financial results of the Indonesian operation were accretive to earnings during the first quarter of 2004, but were not significant.

Consolidated net sales were $159.9 million for the quarter compared with $135.7 million in the same period a year ago, an increase of 18 percent.  The improvement in net sales was the result of changes in currency exchange rates which contributed $12.1 million of the net sales gain and increased sales volumes that improved net sales by $7.1 million.  Higher average selling prices also had a favorable $5.0 million impact on the net sales comparison.  The favorable impact of currency exchange rates reflected the stronger euro and Brazilian real compared with the U.S. dollar.

Total sales volumes increased by 9 percent for the quarter compared with the first quarter of 2003.  Excluding sales of the recently-acquired Indonesian operation, sales volumes increased by 7 percent.  Sales volumes for the French segment improved by 14 percent, primarily as a result of increased reconstituted tobacco leaf (RTL) sales associated with the new RTL production line in France that began operation during the fourth quarter of 2003.  Excluding sales volumes of the Indonesian operation, the increase in French sales volumes was 11 percent for the quarter.  Sales volumes for the Brazilian business improved by 7 percent, attributable to increased sales of both tobacco-related and commercial and industrial papers.  Sales volumes in the United States declined by 3 percent, with lower sales of tobacco-related and commercial and industrial papers.

Operating profit was $12.2 million for the quarter, a decrease of $400,000, or 3 percent, from the $12.6 million operating profit for the first quarter of 2003.

Operating profit for the French segment totaled $13.9 million in the quarter, $500,000 more than in the first quarter in 2003, as a result of increased production and sales volumes and somewhat higher average selling prices, partially offset by increased wood pulp, labor and nonmanufacturing expenses.  During the quarter, $900,000 in expenses were incurred to close an administrative and sales office in Paris, France, with an additional $300,000 of closure-related expenses expected in the second quarter.  The Paris office closure is expected to benefit nonmanufacturing costs beginning in the second half of this year.  Increased selling expenses were also incurred in the French operations during the quarter, in support of the increased sales volumes, and start-up expenses totaling $400,000 were experienced related to the new RTL production line.  The unfavorable impact of changes in currency exchange rates reduced French operating profit by $400,000 during the quarter.

The U.S. business unit had a $1.1 million operating loss during the quarter, $100,000 more than the operating loss incurred in the prior-year quarter.  The benefits of increased selling prices and an improved mix of products sold were offset by unfavorable mill operations and increased wood pulp, purchased energy, labor and employee benefit expenses.  Mill operations were significantly unfavorable compared with the prior year as a result of operating inefficiencies following the downsizing of the Spotswood, New Jersey mill from a four paper machine to a three paper machine operation, which was implemented as part of the cigarette paper manufacturing strategy that was announced in 2003.  In addition, mill operating expenses were unfavorably affected by adverse winter weather conditions at the northeastern U.S. production facilities that resulted in unplanned production downtime and increased machine waste.

Operating profit in Brazil declined by $800,000 compared with the first quarter of 2003, to $1.2 million, attributable to an unfavorable $800,000 impact of changes in currency exchange rates.  The benefits of increased production and sales volumes were offset by higher purchased energy and labor expenses.

The average per ton list price of northern bleached softwood kraft pulp in the United States was $600 per metric ton in the first quarter of 2004 compared with $505 per metric ton in the first quarter of 2003.  The increase in per ton wood pulp costs increased the Company’s operating expenses by $1.3 million compared with the prior-year quarter.

Nonmanufacturing expenses were $3.6 million higher than in the prior-year quarter, primarily as a result of higher expenses in France and Brazil as a result of changes in currency exchange rates, increased selling expenses in France and expenses incurred to close the Paris office.

Net interest expense increased by $500,000 compared with the first quarter of 2003.  The combination of both higher interest expense and lower interest income was caused by increased borrowings to support the Company’s recent capital spending and working capital requirements.

The effective income tax rate was 26 percent for the quarter compared with 33 percent in the first quarter of 2003, reflecting a change in the mix of earnings by business and the impact of a restructuring of the Company’s foreign operations implemented in the second quarter of 2003. The Company’s effective income tax rate is expected to be approximately 28 percent for full-year 2004.

Capital spending was $8.0 million during the first quarter of 2004 compared with $11.4 million during the prior-year quarter.  Capital spending for the new reconstituted tobacco leaf production line in France totaled $2.0 million during the first quarter of 2004 compared with $6.8 million during the first quarter of 2003.  In addition, $1.8 million was spent in Brazil and the United States related to the Company’s new cigarette paper manufacturing strategy.  The Company’s capital spending is currently expected to be approximately $42 million in 2004 and $30 million in 2005.

Mr. Deitrich commented that, “Mill operations did improve during March and diluted earnings per share in each of the remaining quarters of the year are expected to be above the level of the first quarter.  We do continue to face various cost pressures.  Wood pulp and purchased energy costs are expected to be above the prior-year level for the balance of 2004.  Increased labor rates, employee benefit costs and interest expense are also expected for the remainder of this year compared with 2003.  We typically experience a lag in our ability to recover such cost increases.

“The Company has begun limited production and sales of lower ignition propensity cigarette papers.  In December 2003, the State of New York announced the adoption of a final fire safety standard for cigarettes that requires all cigarettes sold in the State of New York after June 28, 2004 to have lower ignition propensity properties.  The State of New York fire safety standard will result in increased sales of lower ignition propensity cigarette papers by Schweitzer-Mauduit during 2004.  On March 31, 2004, a law was passed in Canada that calls for the development of regulations regarding ignition propensity properties for cigarettes sold in that country.  Although an implementation timetable was not specified, it is our expectation that this new law may result in increased sales of lower ignition propensity cigarette papers in Canada as soon as the second half of 2005.  In addition, a bill was introduced in the U.S. House of Representatives on April 2,

2004 that would provide for fire safety standards for all cigarettes sold in the United States.

“The new RTL production line in France continues to make excellent progress.  The production rate of the new line is increasing monthly and we anticipate being at end of curve production rates by the middle of this year.  Increased profitability associated with this new production line is expected to be the major contributor to operating profit gains in 2004.

“With increased operating profit anticipated for full-year 2004, primarily from the new reconstituted tobacco leaf production line in France, offset by higher net interest expense and an increase in the effective income tax rate compared with 2003, Schweitzer-Mauduit is expecting diluted earnings per share for full-year 2004 to be approximately at the prior-year level.”

Schweitzer-Mauduit will hold a conference call to review first quarter 2004 results with investors and analysts at 3:30 p.m. eastern time on Thursday, April 29, 2004.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,600 people worldwide, with operations in the United States, France, Brazil, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute “forward-looking statements,” generally identified by phrases such as the Company “expects” or “anticipates” or words of similar effect, within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  The forward-looking statements are based on information currently available to the Company and are based upon management’s expectations and beliefs concerning future events and factors impacting the Company, including mill operations, the new reconstituted tobacco leaf production line in France, lower ignition propensity cigarette paper sales volumes and profitability, wood pulp, labor rate, employee benefits, purchased energy, nonmanufacturing and interest expenses, effective income tax rates, currency exchange rates and capital spending.  There can be no assurances that such factors or future events will occur as anticipated or that the Company’s results will be as estimated.  Many factors outside the control of the Company could also impact the realization of such estimates.  Such factors are discussed in more detail in the Company’s latest filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reasons, after the date of this news release.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2004	2003	Change

Net Sales	$159.9	$135.7	+	17.8%
Cost of products sold	130.8	109.8	+	19.1
Gross Profit	29.1	25.9	+	12.4
Selling expense	7.3	5.4	+	35.2
Research expense	2.4	2.0	+	20.0
General expense	7.2	5.9	+	22.0
Operating Profit	12.2	12.6	-	3.2
Interest expense	1.0	0.7	+	42.9
Other income, net	—	0.3	N.M.
Income Before Income Taxes and Minority Interest	11.2	12.2	-	8.2
Provision for income taxes	2.9	4.0	-	27.5
Income Before Minority Interest	8.3	8.2	+	1.2
Minority interest in earnings of subsidiaries	1.8	1.3	+	38.5
Net Income	$6.5	$6.9	-	5.8%

Net Income Per Share:
Basic	$0.44	$0.46	-	4.3%

Diluted	$0.42	$0.45	-	6.7%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	14,823,300	14,848,500

Diluted, including Common Share Equivalents	15,484,400	15,196,900

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

Unaudited	March 31, 2004	December 31, 2003

ASSETS
Cash and cash equivalents	$2.8	$3.7
Accounts receivable	100.9	91.9
Inventories	98.7	97.5
Other current assets	11.1	9.2
Net property, plant and equipment	411.6	411.5
Deferred charges and other assets	26.1	22.1
Total Assets	$651.2	$635.9

LIABILITIES & STOCKHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$59.9	$30.7
Other current liabilities	131.7	148.9
Long-term debt	65.9	66.2
Noncurrent deferred income tax liabilities	29.7	26.3
Noncurrent deferred revenue	40.3	41.6
Noncurrent pension and other postretirement benefits	41.8	47.9
Other noncurrent liabilities	15.6	14.6
Minority interest	11.1	9.5
Stockholders’ equity	255.2	250.2
Total Liabilities and Stockholders’ Equity	$651.2	$635.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $IN MILLIONS)

Unaudited	2004	2003

Net income	$6.5	$6.9
Depreciation and amortization	8.8	7.1
Amortization of deferred revenue	(1.3)	(1.4)
Deferred income tax provision	0.8	1.6
Minority interest in earnings of subsidiaries	1.8	1.3
Other items	(3.8)	1.3
Net changes in operating working capital	(27.3)	(5.0)
Cash Provided by (Used in) Operations	(14.5)	11.8

Capital spending	(8.0)	(11.4)
Capitalized software costs	(0.9)	(0.7)
Acquisitions, net of cash acquired	(8.4)	—
Other investing	(0.4)	(3.6)
Cash Used for Investing	(17.7)	(15.7)

Cash dividends paid to SWM stockholders	(2.2)	(2.3)
Cash dividends paid to minority owners	—	(4.6)
Purchases of treasury stock	—	(2.7)
Changes in debt	29.7	5.6
Other financing	3.8	0.2
Cash Provided by (Used for) Financing	31.3	(3.8)

Decrease in Cash and Cash Equivalents	$(0.9)	$(7.7)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France and Indonesia beginning in 2004 because the results of the Indonesian operation, which was acquired in February 2004, are not material for segment reporting purposes and since sales of the Indonesian business are primarily of product sold under a trademark of one of the Company’s French businesses and are coordinated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended March 31,
	2004	2003	% Change
United States	$46.0	$45.2	+	1.8%
France	104.8	83.4	+	25.7
Brazil	11.9	10.3	+	15.5
Subtotal	162.7	138.9

Intersegment sales by:
United States	(0.1)	—
France	(2.4)	(2.6)
Brazil	(0.3)	(0.6)
Consolidated	$159.9	$135.7	-	17.8%

Operating Profit

	For the three months ended March 31,
	2004	2003	% Change
United States	$(1.1)	$(1.0)	-	10.0%
France	13.9	13.4	+	3.7
Brazil	1.2	2.0	-	40.0
Unallocated expenses	(1.8)	(1.8)

Consolidated	$12.2	$12.6	-	3.2%

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